Exhibit 10.26

Execution Version

MASTER SPREAD ACQUISITION AND MSR SERVICING AGREEMENT

This Master Spread Acquisition Agreement (the “Agreement”) is entered into by and between PennyMac Loan Services, LLC, a Delaware limited liability company (the “Seller”), and PennyMac Operating Partnership, L.P., a Delaware limited partnership (the “Purchaser”), (the “Purchaser”), as of February 1, 2013.

RECITALS

WHEREAS, the Seller may from time to time acquire mortgage servicing rights from third parties;

WHEREAS, the Purchaser may from time to time desire to acquire the right to excess servicing spread arising from such mortgage servicing rights;

WHEREAS, the Seller and the Purchaser desire that the Seller service or subservice the mortgage loans to which such servicing rights relate and provide additional administrative services; and

WHEREAS, the Seller desires to retain the right to refinance the residential mortgage loans in the pool and the Seller will obtain a competitive benefit from serving as the servicer or subservicer of such mortgage loans and the Seller and the Purchaser are willing to grant such right, as long as the excess servicing spread with respect to such mortgage loans is assigned by the Seller to the Purchaser as described herein;

NOW, THEREFORE, in consideration of the mutual premises and agreements set forth herein and for other good and valuable consideration, the receipt and the sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01          Definitions.  For purposes of this Agreement, the following capitalized terms, unless the context otherwise requires, shall have the respective meanings set forth below:

“Accepted Servicing Practices” means, with respect to each Mortgage Loan (including all real estate acquired in respect of such Mortgage upon a foreclosure or acceptance of a deed in lieu of foreclosure), each of those mortgage servicing practices (including collection procedures) of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, which servicing practices (i) are in compliance with all federal, state and local laws and regulations, (ii) shall be in accordance with the Seller’s policies and procedures as amended from time to time for mortgage loans of the same type, (iii) are in accordance with the terms of the related mortgage, deed of trust or similar security instrument and the related promissory note and (iv) are at a minimum based on the requirements set forth from time to time by Fannie Mae.

“Affiliate” means, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person.  For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by management contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided, however, that Affiliates of the Purchaser shall include only PennyMac Mortgage Investment Trust and its wholly-owned subsidiaries, and Affiliates of the Seller shall include only PennyMac Financial Services, Inc., Private National Mortgage Acceptance Company, LLC and their wholly-owned subsidiaries.

“Agency” means, with respect to an Agency Mortgage Loan, Fannie Mae, Freddie Mac or Ginnie Mae, as applicable.

“Agency Mortgage Loan” means a Mortgage Loan that is a Fannie Mae Mortgage Loan, a Freddie Mac Mortgage Loan or a Ginnie Mae Mortgage Loan.

“Allowed Retention Percentage” has the meaning set forth in Section 4.01(a).

“Alternative Mortgage Loan” has the meaning set forth in Section 4.01(b).

“Assignment” means an assignment substantially in the form of Exhibit B.

“Assignment Date” means, with respect to any Mortgage Loan Identification Date, the date that is five (5) Business Days following such Mortgage Loan Identification Date or such other date as may be set forth in the applicable Confirmation.

“Base Servicing Fee” means, with respect to each Primary Portfolio or its related Secondary Portfolio and each Collection Period, an amount equal to the product of (A) the aggregate outstanding principal balance of the Primary Portfolio Mortgage Loans or the Secondary Portfolio Mortgage Loans, as the case may be, as of the first day of such Collection Period and (B) one-twelfth of the Transaction Base Servicing Fee Rate; provided, however, that (1) with respect to all Primary Portfolio Mortgage Loans in such Primary Portfolio or all Secondary Portfolio Mortgage Loans in such Secondary Portfolio, if the initial Collection Period is less than a full month, such fee for each such Primary Portfolio Mortgage Loan or each such Secondary Portfolio Mortgage Loan shall be an amount equal to the product of the fee otherwise described above and a fraction, the numerator of which is the number of days in such initial Collection Period and the denominator of which is 360; (2) if any Primary Portfolio Mortgage Loan or Secondary Portfolio Mortgage Loan ceases to be part of the Primary Portfolio or the Secondary Portfolio, as the case may be, during such Collection Period as a result of a termination of the Seller’s duties as servicer or subservicer under the applicable Servicing Agreement or Guide, the portion of such amount that is attributable to such Primary Portfolio Mortgage Loan or Secondary Portfolio Mortgage Loan shall be adjusted to an amount equal to the product of such portion and a fraction, the numerator of which is the number of days in such Collection Period during which such Primary Portfolio Mortgage Loan or Secondary Portfolio Mortgage Loan was included in the Primary Portfolio or in the Secondary Portfolio, as the case may be, and denominator of which is 360; and (3) if the Primary Portfolio Collections for such Primary Portfolio and such Collection Period or the Secondary Portfolio Collections for such

Secondary Portfolio and such Collection Period were used to cover prepayment interest shortfalls on the Primary Portfolio Mortgage Loans or the Secondary Portfolio Mortgage Loans, as the case may be, the fee otherwise described above shall be reduced by the amount of such reduction multiplied by the ratio (expressed as a percentage) equal to the Transaction Base Servicing Fee Rate divided by the rate per annum at which the Primary Portfolio Collections or Secondary Portfolio Collections, as the case may be, accrued in the aggregate during such Collection Period.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collection Period” means, with respect to each Transaction Remittance Date, the calendar month preceding the month in which such Transaction Remittance Date occurs.

“Confirmation” means a letter agreement between the Seller and the Purchaser substantially in the form attached hereto as Exhibit A that includes a mortgage loan schedule and sets forth each of a “transaction settlement date”, a “transaction base servicing fee rate”, a “transaction asset purchase agreement”, a “transaction purchase price percentage” and a “transaction excess spread percentage”.

“Confirmation Date” means the date of a Confirmation.

“Eligible Account” means any of (i) an account maintained with a federal or state chartered depository institution or trust company, the long-term deposit or long-term unsecured debt obligations of which are rated no less than investment grade by at least two Rating Agencies, if the deposits are to be held in the account for more than thirty (30) days, or the short-term deposit or short-term unsecured debt obligations of which are rated investment grade by at least two Rating Agencies, (ii) a segregated trust account maintained with the trust department of a federal or state chartered depository institution or trust company acting in its fiduciary capacity, and which, in either case, has a combined capital and surplus of at least $50,000,000 and is subject to supervision or examination by federal or state authority and to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations Section 9.10(b), or (iii) an account approved by the Seller and the Purchaser.

“Excess Refinancing Percentage” has the meaning set forth in Section 4.01(a).

“Expense Amount” has the meaning set forth in Section 9.16.

“Expense Amount Accountant’s Letter” has the meaning set forth in Section 9.16.

“Expense Amount Tax Opinion” has the meaning set forth in Section 9.16.

“Expense Escrow Account” has the meaning set forth in Section 9.16.

“Fannie Mae” means the Federal National Mortgage Association, or any successor thereto.

“Fannie Mae Guide” means, collectively, the Fannie Mae Selling Guide and Servicing Guide, as such Guide may be amended from time to time hereafter.

“Fannie Mae Mortgage Loan”  A Mortgage Loan underwritten in accordance with the guidelines of Fannie Mae described in the Fannie Mae Guide.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation, or any successor thereto.

“Freddie Mac Guide” means the Freddie Mac Single-Family Seller/Servicer Guide, as such Guide may be amended from time to time hereafter.

“Freddie Mac Mortgage Loan”  A Mortgage Loan underwritten in accordance with the guidelines of Freddie Mac described in the Freddie Mac Guide.

“Ginnie Mae” means the Government National Mortgage Association, or any successor thereto.

“Ginnie Mae Mortgage Loan” means a Mortgage Loan underwritten in accordance with the guidelines of Ginnie Mae described in the Ginnie Mae Guide.

“Ginnie Mae Guide” means the Ginnie Mae Mortgage-Backed Securities Guide, as such Guide may hereafter from time to time be amended.

“Guide” means with respect to any Fannie Mae Mortgage Loan, the Fannie Mae Guide; with respect to any Freddie Mac Mortgage Loan, the Freddie Mac Guide; and with respect to any Ginnie Mae Mortgage Loan, the Ginnie Mae Guide.

“HUD” means the United States Department of Housing and Urban Development, or any successor thereto.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, charge, deposit, arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any indebtedness or the performance of any other obligation, including any conditional sale or other title retention agreement.

“Mortgage Loan”“ means a one-to-four family residential loan that is secured by a mortgage, deed of trust or other similar security instrument.  A Mortgage Loan includes the Mortgage Loan Documents, the Mortgage File, the monthly payments, any principal payments or prepayments, any related escrow accounts, the mortgage servicing rights and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan.

“Mortgage Loan Documents” means the mortgages, notes, assignments and an electronic record or copy of a mortgage loan application.

“Mortgage Loan Identification Date” means, with respect to a calendar month, the 25th day of the immediately succeeding calendar month.

“Mortgaged Property” means the real property that secures a Mortgage Loan.

“New Mortgage Loan” has the meaning set forth in Section 4.01(a).

“Non-Agency Mortgage Loan” means a Mortgage Loan that is not an Agency Mortgage Loan.

“Nonqualifying Income” means any amount that is treated as gross income for purposes of Section 856 of the Code and which is not Qualifying Income.

“Payoff” means, with respect to a Mortgage Loan, any payment in full of the unpaid principal balance of such Mortgage Loan that is received in advance of the last scheduled due date for such Mortgage Loan and accompanied by the accrued and unpaid interest to the date of such payment in full.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Primary Portfolio” means the residential mortgage loans identified and listed on a schedule to a Confirmation.

“Primary Portfolio Collections” means, with respect to each Primary Portfolio, the funds collected on the related Primary Portfolio Mortgage Loans and allocated as the servicing compensation payable to the Seller as servicer or subservicer of such Primary Portfolio Mortgage Loans pursuant to one or more Servicing Agreements and Guides, other than Ancillary Income and, for the avoidance of doubt, other than reimbursements received by the Seller from a loan owner for advances and other out-of-pocket expenditures pursuant to such Servicing Agreements and Guides.

“Primary Portfolio Excess Spread” means, with respect to each Primary Portfolio, the rights of the Seller, severable from any and all other rights under the applicable Servicing Agreements and Guides, to the Transaction Excess Spread Percentage of the Primary Portfolio Total Spread on such Primary Portfolio.

“Primary Portfolio Mortgage Loan” means a Mortgage Loan that is included in the Primary Portfolio.

“Primary Portfolio Retained Spread” means, with respect to each Primary Portfolio, the rights of the Seller, severable from any and all other rights under the applicable Servicing Agreements and Guides, to the Transaction Retained Spread Percentage of the Primary Portfolio Total Spread on such Primary Portfolio.

“Primary Portfolio Spread Custodial Account” means, with respect to each Primary Portfolio, the account established under Section 5.01, which shall be entitled “PennyMac Loan Services, LLC, as Seller, on behalf of PennyMac Operating Partnership, L.P., Primary Portfolio Collection Account”, and into which account all Primary Portfolio Collections and Primary Portfolio Termination Payments in respect of such Primary Portfolio shall be deposited.

“Primary Portfolio Termination Payment” means, with respect to each Primary Portfolio, any payment made by a loan owner or master servicer in connection with an exercise of any right that such Person may have to terminate the Seller as the servicer or subservicer of any Primary Portfolio Mortgage Loan; provided, however, that, if such a payment is made with respect to a group of mortgage loans and fewer than all such mortgage loans are Primary Portfolio Mortgage Loans, then the “Primary Portfolio Termination Payment” shall mean the portion of such termination payment that is reasonably attributable to the Primary Portfolio Mortgage Loans in such group based upon the methodology set forth in the applicable Servicing Agreement for the calculation of termination payments thereunder.

“Primary Portfolio Total Spread” means, with respect to each Primary Portfolio, for each Collection Period on or after the related Transaction Settlement Date, the sum of the following:  (a) the Primary Portfolio Collections received during such Collection Period, net of the  Base Servicing Fee; and (b) all other amounts payable by a loan owner or master servicer to the Seller with respect to the Servicing Rights for the Primary Portfolio Mortgage Loans, including any Primary Portfolio Termination Payments, but for the avoidance of doubt, excluding all Ancillary Income and reimbursements for advances and other out-of-pocket expenditures received by the Seller from a loan owner in accordance with the applicable Servicing Agreements and Guides.

“Protected REIT” means any entity that (i) has elected to be taxed as a real estate investment trust pursuant to Section 856 et seq. of the Code, (ii) owns a direct or indirect equity interest in Purchaser, and (iii) is treated for purposes of Section 856 of the Code as owning all or a portion of the assets of the Purchaser or as receiving all or a portion of the Purchaser’s income.

“Qualifying Income” means gross income that is described in Section 856(c)(2) or 856(c)(3) of the Code.

“REIT Requirements” means the requirements imposed on real estate investment trusts pursuant to Sections 856 through and including 860 of the Code.

“Replacement Mortgage Loan” has the meaning set forth in Section 4.01(a).

“Replacement Portfolio” has the meaning set forth in Section 4.01(a).

“Retained Portfolio” has the meaning set forth in Section 4.01(a).

“Secondary Portfolio” has the meaning set forth in Section 4.01(f).

“Secondary Portfolio Collections” means, with respect to each Secondary Portfolio, the funds collected on the related Secondary Portfolio Mortgage Loans and allocated as the servicing compensation payable to the Seller as servicer or subservicer of such Secondary Portfolio Mortgage Loans pursuant to one or more Servicing Agreements and Guides, other than Ancillary Income and, for the avoidance of doubt, other than reimbursements received by the Seller from a loan owner for advances and other out-of-pocket expenditures pursuant to such Servicing Agreements and Guides.

“Secondary Portfolio Excess Spread” means, with respect to the Secondary Portfolio related to each Primary Portfolio, the rights of the Seller, severable from any and all other rights under the applicable Servicing Agreements and Guides, to the Transaction Excess Spread Percentage of the Secondary Portfolio Total Spread on such Secondary Portfolio.

“Secondary Portfolio Mortgage Loan” means a Mortgage Loan that is included in the Secondary Portfolio.

“Secondary Portfolio Retained Spread” means, with respect to each Secondary Portfolio, the rights of the Seller, severable from any and all other rights under the applicable Servicing Agreements and Guides, to the Transaction Retained Spread Percentage of the Secondary Portfolio Total Spread on such Secondary Portfolio.

“Secondary Portfolio Spread Custodial Account” means, with respect to each Secondary Portfolio, the account established under Section 6.01, which shall be entitled “PennyMac Loan Services, LLC, as Seller, on behalf of PennyMac Operating Partnership, L.P., Secondary Portfolio Collection Account”, and into which account all Secondary Portfolio Collections and Secondary Portfolio Termination Payments in respect of such Secondary Portfolio shall be deposited.

“Secondary Portfolio Termination Payment” means, with respect to each Secondary Portfolio, any payment made by a loan owner or master servicer in connection with an exercise of any right that such Person may have to terminate the Seller as the servicer or subservicer of any Secondary Portfolio Mortgage Loan; provided, however, that, if such a payment is made with respect to a group of mortgage loans and fewer than all such mortgage loans are Secondary Portfolio Mortgage Loans, then the “Secondary Portfolio Termination Payment” shall mean the portion of such termination payment that is reasonably attributable to the Secondary Portfolio Mortgage Loans in such group based upon the methodology set forth in the applicable Servicing Agreement for the calculation of termination payments thereunder.

“Secondary Portfolio Total Spread” means, with respect to each Secondary Portfolio, for each Collection Period on or after the initial Assignment Date when Secondary Portfolio Mortgage Loans became part of the Secondary Portfolio, the sum of the following:  (a) the Secondary Portfolio Collections received during such Collection Period, net of the Base Servicing Fee; and (b) all other amounts payable by a loan owner or master servicer to the Seller with respect to the Servicing Rights for Secondary Portfolio Mortgage Loans, including any Secondary Portfolio Termination Payments, but for the avoidance of doubt, excluding all Ancillary Income and reimbursements for advances and other out-of-pocket expenditures received by the Seller from a loan owner or master servicer in accordance with the applicable Servicing Agreements and Guides.

“Servicing Agreement” means, with respect to each Non-Agency Mortgage Loan, the servicing agreements, as amended from time to time, and any waivers, consent letters, acknowledgments and other agreements under which such Non-Agency Mortgage Loan is serviced and administered.

“Servicing Rights” means, with respect to each Mortgage Loan, the right to do any and all of the following:  (a) service and administer such Mortgage Loan; (b) collect any payments or monies payable or received for servicing such Mortgage Loan; (c) collect any late fees, assumption fees, penalties or similar payments with respect to such Mortgage Loan; (d) enforce the provisions of all agreements or documents creating, defining or evidencing any such servicing rights and all rights of the servicer thereunder, including, but not limited to, any clean-up calls and termination options; (e) collect and apply any escrow payments or other similar payments with respect to such Mortgage Loan; (f) control and maintain all accounts and other rights to payments related to any of the property described in the other clauses of this definition; (g) possess and use any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to such Mortgage Loan or pertaining to the past, present or prospective servicing of such Mortgage Loan; and (h) enforce any and all rights, powers and privileges incident to any of the foregoing.

“Transaction” means the collective transactions scheduled to be consummated or that are consummated (as the context may require) with respect to a Primary Portfolio and the related prospective Secondary Portfolio on a Transaction Settlement Date.

“Transaction Asset Purchase Agreement” means, with respect to each Transaction, the agreement pursuant to which the Seller is required to purchase or otherwise acquire the Servicing Rights relating to the Primary Portfolio Mortgage Loans, as in effect from time to time.

“Transaction Base Servicing Fee Rate” means, with respect to each Primary Portfolio and its related Secondary Portfolio, the rate per annum denominated as such and set forth in the related Confirmation.

“Transaction Excess Spread Percentage” means, with respect to each Primary Portfolio and its related Secondary Portfolio, the percentage denominated as such and set forth in the related Confirmation.

“Transaction Purchase Price” means, with respect to each Transaction, the product of (i) the aggregate outstanding principal balance of the Primary Portfolio Mortgage Loans as of the Cut-off Date, (ii) the Transaction Purchase Price Percentage and (iii) the Transaction Excess Spread Percentage.

“Transaction Purchase Price Percentage” means, with respect to each Primary Portfolio, the percentage denominated as such and set forth in the related Confirmation.

“Transaction Remittance Date” means with respect to each Primary Portfolio and its related Secondary Portfolio, the date denominated as such and set forth in the Confirmation, or, if no date is set forth in the Confirmation, the 10th day of each calendar month, or if such day is not a Business Day, the prior Business Day, beginning in the month following the Transaction Settlement Date, or such other day as may be agreed upon by the Seller and the Purchaser.

“Transaction Retained Spread Percentage” means, with respect to each Primary Portfolio and its related Secondary Portfolio, 100% minus the Transaction Excess Spread Percentage.

“Transaction Settlement Date” means, with respect to each Primary Portfolio, the date denominated as such and set forth in the related Confirmation.

“Transaction Threshold Percentage” means 35%.

Section 1.02          General Interpretive Principles.  For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)           The terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(b)           Accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(c)           References herein to “Articles,” “Sections,” “Subsections,” “Paragraphs,” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(d)           A reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(e)           The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(f)            The term “include” or “including” shall mean without limitation by reason of enumeration.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

Section 2.01          Representations, Warranties and Agreements of the Seller.  The Seller hereby makes to the Purchaser and the Seller, as of the date hereof and as of each Transaction Settlement Date and each Assignment Date, the representations and warranties set forth on Exhibit C.

Section 2.02          Representations, Warranties and Agreements of the Purchaser.  The Purchaser hereby makes to the Seller and Seller, as of the date hereof and as of each Transaction Settlement Date and each Assignment Date, the representations and warranties set forth on Exhibit D.

ARTICLE 3

PURCHASES

Section 3.01          Purchases.

(a)           Transaction Agreement.  The execution and delivery of each Confirmation between the Seller and the Purchaser shall be an agreement between such parties to the effect that, with respect to the Primary Portfolio described therein, and subject to the terms hereof and thereof, (i) the Seller shall sell, and the Purchaser shall purchase, on the Transaction Settlement

Date all of the Seller’s right, title and interest in and to the Primary Portfolio Excess Spread and all proceeds thereof and the Secondary Portfolio Excess Spread and all proceeds thereof, all in exchange for the payment of the Transaction Purchase Price, and (ii) each party shall perform its duties under this Agreement as supplemented and amended by such Confirmation.

(b)           Closing Conditions.  The duties of the Seller and the Purchaser to consummate each Transaction shall be subject to the satisfaction of various conditions as set forth below:

(i)            The duty of each party to consummate such Transaction shall be subject to the satisfaction of the following conditions:

(A)                               the Seller shall have acquired the Servicing Rights with respect to the related Primary Portfolio;

(B)                               the representations and warranties made by the other party in this Agreement and each other Transaction document to which such party is a party to be made on or prior to the Transaction Settlement Date shall be true and correct in all material respects; and

(C)                               the other party shall have performed or caused the performance of each covenant or obligation required to be performed by such party on or before the Transaction Settlement Date (including the delivery of documents required to be delivered by such other party under subsection (c));

(ii)           The duty of the Seller to consummate such Transaction shall be further subject to the satisfaction of the additional condition that no change in the Purchaser’s financial condition shall have occurred following the Confirmation Date that would be reasonably likely to materially and adversely affect the Purchaser’s ability to consummate the Transaction on the Transaction Settlement Date;

(iii)          The duty of the Purchaser to consummate such Transaction shall be further subject to the satisfaction of the following additional conditions:

(A)                               no change in the Seller’s financial or operating condition, the Seller’s good standing with and authority from the related loan owners and (if applicable) master servicers, Fannie Mae, Freddie Mac or Ginnie Mae, the Servicing Rights, the Primary Portfolio Mortgage Loans or the escrow accounts related to the Primary Portfolio Mortgage Loans shall have occurred following the Confirmation Date that, individually or in the aggregate, would be  reasonably likely to materially and adversely one or more of (x) the Seller’s ability to consummate such Transaction on the Transaction Settlement Date, (y) the performance of the Primary Portfolio Excess Spread, or (z) the practical or other ability of an owner of the Servicing Rights to realize the benefits thereof;

(B)                               the Seller shall have obtained or caused to have been obtained all consents, approvals or other requirements of third parties required for the consummation of the transactions contemplated by this Agreement, including (if applicable) all requisite Agency approvals;

(D)                               the Seller shall have been appointed as the servicer or subservicer for the Primary Portfolio Mortgage Loans; and

(E)                                the information set forth in the data tape delivered to Purchaser on the Transaction Settlement Date shall be true and correct in all material respects as of the date specified.

(c)           Closing Documents.  The closing documents for each Transaction shall consist of the documents set forth below, which the Seller shall deliver or cause to be delivered to Purchaser on or before the Transaction Settlement Date:

(i)            an Assignment executed by the Seller in which the Seller assigns to the Purchaser all of the Seller’s right, title and interest in, to and under the Primary Portfolio Excess Spread;

(ii)           a copy of the Transaction Asset Purchase Agreement;

(iii)          a copy of the instrument evidencing the Seller’s acquisition of the Servicing Rights with respect to the Primary Portfolio;

(iv)          all consents, approvals or other requirements of third parties required for the consummation of the transactions contemplated by this Agreement, including (if applicable) all requisite Agency approvals; and

(v)           such officers’ certificates, opinions of counsel, instruments and documents as the Purchaser may reasonably request.

(d)           Closing.  On the Transaction Settlement Date for each Primary Portfolio, the Purchaser shall pay the Transaction Purchase Price to the Seller, the Seller shall convey the Primary Portfolio Excess Spread to the Purchaser and the Seller shall commence servicing or subservicing the Primary Portfolio Mortgage Loans in accordance with the applicable Servicing Agreements and Guides if such servicing or subservicing has not already commenced.  The Transaction Purchase Price shall be paid by wire transfer of immediately available funds.

(e)           Additional Representations and Warranties.  Upon the consummation of the transactions scheduled to occur on the Transaction Settlement Date for each Primary Portfolio:

(i)            the Seller shall be deemed to have represented and warranted to the Purchaser (and such representations and warranties shall survive the Transaction Settlement Date) that:

(A)                               with respect to each Primary Portfolio Mortgage Loan, the Seller has been duly and validly appointed as the servicer or subservicer thereof under the applicable Servicing Agreement or Guide and, for the purposes of such capacity, such Servicing Agreement or Guide is in full force and effect;

(B)                               the Seller is not in breach of or in default of its duties under any applicable Servicing Agreement or Guide to the extent that such breach would adversely affect the interests of the Purchaser with respect to one or more Primary Portfolio Mortgage Loans;

(C)                               no event has occurred that, with or without notice or the passage of time, would entitle any Person to terminate the Seller as servicer or subservicer of any Primary Portfolio Mortgage Loan under any applicable Servicing Agreement or Guide, and the Seller has no notice or knowledge of the intention of any Person to terminate or cause the termination of the Seller’s rights and duties as servicer or subservicer under any applicable Servicing Agreement or Guide;

(D)                               the information set forth in the data tape delivered to Purchaser on the Transaction Settlement Date is true and correct in all material respects as of the date specified; and

(E)                                the Seller is the sole owner of the Servicing Rights related to each Mortgage Loan in such Primary Portfolio (subject to the terms of the related Servicing Agreement or Guide), free and clear of any Lien, claim, encumbrance or ownership interest in favor or any Person other than the interests of the Purchaser contemplated hereby; and

(ii)           the Purchaser shall be deemed to have represented and warranted to the Seller (and such representations and warranties shall survive the Transaction Settlement Date) that the Purchaser is a sophisticated investor and its decision to enter into such Transaction is based upon the Purchaser’s independent experience, knowledge and due diligence and evaluation of such Transaction without reliance on any oral or written information provided by Seller other than the representations and warranties made by Seller pursuant to the terms hereof.

Section 3.02          Intent of Parties.

The Seller and the Purchaser intend that each Transaction constitute a valid sale of the Primary Portfolio Excess Spread for the related Primary Portfolio by the Seller to the Purchaser, free and clear of any Lien.  If the conveyance of the Primary Portfolio Excess Spread is characterized by a court or governmental authority as security for a loan rather than an absolute transfer or sale, the Seller will be deemed to have granted to Purchaser, and Seller hereby grants to Purchaser, a security interest in all of its right, title and interest in, to and under the Primary Portfolio Excess Spread and all proceeds thereof as security for a loan in an amount equal to the Transaction Purchase Price.

In connection with each Transaction, the Seller hereby authorizes the filing of any financing statements or continuation statements, and amendments to financing statements, in any jurisdictions and with any filing offices as the Purchaser may determine, in its sole discretion, are necessary or advisable to perfect the sale of the assets conveyed and security interests granted to Purchaser and agrees to execute financing statements in form reasonably acceptable to the Purchaser and the Seller at the request of the Purchaser in order to reflect the Purchaser’s interests in the assets conveyed to or subjected to a security interest in favor of the Purchaser pursuant to such Transaction and in the Primary Spread Custodial Account and Secondary Spread Custodial Account related to such Transaction.

ARTICLE 4

RECAPTURE

Section 4.01          Recapture.

(a)           With respect to each Primary Portfolio, if, during any calendar month, the Seller or its Affiliates originate new residential mortgage loans the proceeds of which are used to refinance a Mortgage Loan in such Primary Portfolio (such a new mortgage loan, a “New Mortgage Loan”), the Seller shall transfer and convey to the Purchaser on the related Assignment Date the Secondary Portfolio Excess Spread with respect to one or more of such New Mortgage Loans (subject to subsection (b)) that together have an aggregate unpaid principal balance that is not less than the sum of the following amounts:

(i)            the product of (i) the aggregate amount of Payoffs (whether or not resulting from refinancings) received during such calendar month on all loans that were Primary Portfolio Mortgage Loans at the beginning of the month and (ii) the Transaction Threshold Percentage;

(ii)           the product of (i) the dollar amount of New Mortgage Loans that were originated during the calendar month, net of the amount described in clause (i) above, and (ii) 100% minus the Allowed Retention Percentage; and

(iii)          either:

(A)                               a positive amount (and in no event less than zero) equal to the excess, if any, of (i) the cumulative unpaid principal balance of loans for which transfers were actually made under this Article 4 in all such prior months, over (ii) the cumulative unpaid principal balance of loans for which transfers were required to be made under this Article 4 in all prior months (whether or not they were actually made); or

(B)                               a negative amount (and in no event more than zero) equal to the excess of (i) the cumulative unpaid principal balance of loans for which transfers were required to be made under this Article 4 in all prior months (whether or not they were actually made), over (ii) the cumulative unpaid principal balance of loans for which transfers were actually made under this Article 4 in all such prior months.

For purposes of this subsection, the “Allowed Retention Percentage” means, with respect to each Primary Portfolio and any month, the percentage set forth opposite the Excess Refinancing Percentage on the Confirmation; and the “Excess Refinancing Percentage” means, with respect to each Primary Portfolio and any month, the excess, if any, of (a) a fraction, expressed as a percentage, the numerator of which is equal to the aggregate principal balance of New Mortgage Loans that were originated during such month, and the denominator of which is the aggregate amount of Payoffs (whether or not resulting from refinancings) received during such calendar month on all loans that were Primary Portfolio Mortgage Loans at the beginning of the month, over (b) the Transaction Threshold Percentage.

The New Mortgage Loans and Alternative Mortgage Loans where the Servicing Rights are so transferred and conveyed shall constitute “Replacement Mortgage Loans”; the entire group of such Replacement Mortgage Loans shall constitute the “Replacement Portfolio”; the New Mortgage Loans where the Servicing Rights are not so transferred and conveyed shall constitute “Retained Mortgage Loans”; and the entire group of such Retained Mortgage Loans shall constitute the “Retained Portfolio”.  For purposes of these definitions, if any Alternative Mortgage Loan is included in the Replacement Portfolio in lieu of a New Mortgage Loan, then such New Mortgage Loan shall be neither part of the Replacement Portfolio nor part of the Retained Portfolio (including for the purposes of the provisions set forth in subsection (c)).

(b)           Each New Mortgage Loan included in the Replacement Portfolio shall satisfy the following criteria: (1) such New Mortgage Loan shall be the subject of a Servicing Agreement with a loan owner or master servicer and the servicing fee rate for the New Mortgage Loan under such Servicing Agreement shall be not less than 0.25% per annum; and (2) all consents, if any, required by the applicable loan owner to assign the Servicing Rights with respect to such New Mortgage Loan shall have been obtained.  Notwithstanding the preceding sentence, if insufficient New Mortgage Loans are available that would allow satisfaction of the criteria set forth in set forth in the preceding sentence with respect to each New Mortgage Loan included in the Replacement Portfolio, then the Seller shall use its best efforts to include in the Replacement Portfolio another mortgage loan (an “Alternative Mortgage Loan”), in lieu of each New Mortgage Loan that, but for such conditions in the preceding sentence, would have been included in the Replacement Portfolio, and that satisfies the following criteria:

(i)            The servicing fee rate for the Alternative Mortgage Loan is equal to or greater than the servicing fee rate of the New Mortgage Loan and, in any event, not less than 0.25% per annum;

(ii)           The interest accrual rate per annum on the Alternative Mortgage Loan is within 12.5 basis points per annum of the interest accrual rate on the New Mortgage Loan;

(iii)          The final maturity date of the Alternative Mortgage Loan is within six months of the final maturity date of the New Mortgage Loan;

(iv)          The principal balance of the Alternative Mortgage Loan is no less than the principal balance of the Refinanced Mortgage Loan;

(v)           The remaining credit characteristics of the Alternative Mortgage Loan (other than as specified in clauses (i), (ii), (iii) and (iv) above) are substantially the same as the credit characteristics of the New Mortgage Loan;

(vi)          The Alternative Mortgage Loan is current as of the applicable Assignment Date; and

(vii)         The Alternative Mortgage Loan is not subject to any foreclosure or similar proceeding as of the applicable Assignment Date; is not in process of any modification, workout or other loss mitigation process; and is not involved in litigation.

(c)           The Replacement Portfolio, on the one hand, and the Retained Portfolio, on the other, shall have the following characteristics:

(i)            The weighted average servicing fee rate for the Mortgage Loans in the Retained Portfolio shall be substantially equal to the weighted average servicing fee rate for the Mortgage Loans in the Replacement Portfolio;

(ii)           The weighted average gross mortgage interest rate per annum of the Mortgage Loans in the Retained Portfolio shall be within 12.5 basis points per annum of the weighted average gross mortgage interest rate of the Mortgage Loans in the Replacement Portfolio;

(iii)          The weighted average final maturity date of the Mortgage Loans in the Retained Portfolio shall be within six months of the weighted average final maturity date of the Mortgage Loans in the Replacement Portfolio; and

(iv)          The remaining credit characteristics of the pool of Mortgage Loans in the Retained Portfolio (other than the characteristics specified in clauses (i) and (ii) above) shall be substantially the same as the credit characteristics of the pool of Mortgage Loans in the Replacement Portfolio.

(d)           Not later than the Mortgage Loan Identification Date related to each month in which the Seller or an Affiliate thereof has originated New Mortgage Loans with respect to a Primary Portfolio, the Seller shall (i) notify the Purchaser of the identity of each such New Mortgage Loan and the Primary Portfolio Mortgage Loan that was refinanced using proceeds of such New Mortgage Loan and (ii) a schedule setting forth the New Mortgage Loans (or Alternative Mortgage Loans) proposed to compose the Replacement Portfolio, the New Mortgage Loans proposed to compose the Retained Portfolio and the Seller’s calculations of the weighted average gross mortgage interest rate and weighted average final maturity date of each of the proposed Replacement Portfolio and the proposed Retained Portfolio.  The Seller and the Purchaser shall cooperate in good faith to resolve any objections made by the Purchaser to the proposed compositions of the Replacement Portfolio and Retained Portfolio.

(e)           On the Assignment Date related to each month in which the Seller has originated New Mortgage Loans, the Seller shall transfer and convey to the Purchaser the Secondary Portfolio Excess Spread with respect to the Replacement Portfolio.  Such transfer and conveyance shall be effected by an instrument of assignment substantially in the form attached hereto as Exhibit A.  The Seller shall be entitled to retain the related Secondary Portfolio Retained Excess Spread.  The New Mortgage Loans or Alternative Mortgage Loans for which the Seller transfers and conveys to the Purchaser the related Secondary Portfolio Excess Spread on each Assignment Date and the New Mortgage Loans or Alternative Mortgage Loans for which the Seller transferred and conveyed to the Purchaser the related Secondary Portfolio Excess Spread on all prior Assignment Dates shall together constitute the “Secondary Portfolio”.

(f)            If insufficient New Mortgage Loans and Alternative Mortgage Loans are available in circumstances that require a transfer by the Seller under the foregoing subsections, or if counsel or independent accountants for the Purchaser or any of its Affiliates determines that there exists a material risk that such transfer would result in a violation of the REIT Requirements by such Person, then the Seller shall consult with the Purchaser and the parties shall negotiate in good faith for the transfer of one or more investments in transactions that would not, in the judgment of counsel or independent accountants for the Seller or the Purchaser or any of their respective Affiliates, present such a risk and that would result in net economic benefits to the Purchaser that are no less favorable than the economic benefit to the Purchaser that would have resulted from a transfer under foregoing subsections.

Section 4.02          Intent of Parties.

The parties intend that each transfer made by the Seller under Section 4.01 constitute a valid absolute transfer or sale of the related Secondary Portfolio Excess Spread for the related Replacement Portfolio by the Seller to the Purchaser, free and clear of any Lien.  If the conveyance of such Secondary Portfolio Excess Spread is characterized by a court or governmental authority as security for a loan rather than an absolute transfer or sale, the Seller will be deemed to have granted to the Purchaser, and the Seller hereby grants to the Purchaser, a security interest in all of its right, title and interest in, to and under such Secondary Portfolio Excess Spread and all proceeds thereof as security for a loan in an amount equal to the value of such Secondary Portfolio Excess Spread.

In connection with each Assignment Date, the Seller hereby authorizes the filing of any financing statements or continuation statements, and amendments to financing statements, in any jurisdictions and with any filing offices as the Purchaser may determine, in its sole discretion, are necessary or advisable to perfect the sale of the assets conveyed and security interests granted to Purchaser on such Assignment Date and agrees to execute financing statements in form reasonably acceptable to the Purchaser and the Seller at the request of the Purchaser in order to reflect the Purchaser’s interests in the assets conveyed to or subjected to a security interest in favor of the Purchaser on such Assignment Date and in the related Secondary Spread Custodial Account insofar as the same related to the related Replacement Portfolio.

Section 4.03          Additional Representations and Warranties.

On the Assignment Date with respect to each Replacement Portfolio, the Seller shall be deemed to have represented and warranted to the Purchaser that: (A) with respect to each Replacement Mortgage Loan, the Seller has been duly and validly appointed as the servicer or subservicer thereof under the applicable Servicing Agreement or Guide and, for the purposes of such capacity, such Servicing Agreement or Guide is in full force and effect; (B) the Seller is not in breach of or in default of its duties under any applicable Servicing Agreement or Guide to the extent that such breach would adversely affect the interests of the Purchaser with respect to one or more of the related Replacement Mortgage Loans; (C) no event has occurred that, with or without notice or the passage of time, would entitle any Person to terminate the Seller as servicer or subservicer of any related Replacement Mortgage Loan under any applicable Servicing Agreement or Guide, and the Seller has no notice or knowledge of the intention of any Person to terminate or cause the termination of the Seller’s rights and duties as servicer or subservicer under any applicable Servicing Agreement or Guide; (D) the information delivered to Purchaser on the Assignment Date with respect to the related Replacement Mortgage Loans is true and correct in all material respects as of the date specified; and (E) the Seller is the sole owner of the Servicing Rights related to each Replacement Mortgage Loan (subject to the terms of the related Servicing Agreement or Guide), free and clear of any Lien, claim, encumbrance or ownership interest in favor or any Person other than the interests of the Purchaser contemplated hereby.  Such representations and warranties shall survive such Assignment Date.

ARTICLE 5

PRIMARY PORTFOLIO COLLECTIONS AND REMITTANCES

Section 5.01          Primary Spread Custodial Account.  With respect to each Primary Portfolio, the Seller shall establish a Primary Spread Custodial Account, which shall be an Eligible Account, not later than the Transaction Settlement Date.  The Seller shall deliver to the Seller and the Purchaser reasonable evidence of the establishment of such account upon request.  The Seller shall not pledge, obtain financing for or otherwise permit any Lien of any creditor of the Seller to exist on, any portion of the Primary Portfolio Collections or the Seller’s interest in the Primary Spread Custodial Account without the prior written consent of the Purchaser.

Section 5.02          Deposits.  With respect to each Primary Portfolio, the Seller shall deposit into the Primary Spread Custodial Account from time to time any and all Primary Spread Collections received on or after the Transaction Settlement Date, in each case within two Business Days following receipt thereof.  The Seller shall direct each loan owner or master servicer to remit any Primary Portfolio Termination Payments directly to the Primary Spread Custodial Account.

Section 5.03          Withdrawals and Remittances.

(a)           On each Business Day, the Seller shall withdraw from the Primary Spread Custodial Account the cash on deposit therein and pay such cash in the following amounts and order of priority, in each case subject to funds remaining available after giving effect to each payment having a higher priority:

(i)            first, from amounts in the Primary Spread Custodial Account attributable to Primary Portfolio Termination Payments, pro rata, (A) the Transaction Excess Spread Percentage of such Primary Portfolio Termination Payments to the Purchaser, and (B) the Transaction Retained Excess Spread Percentage of such Primary Portfolio Termination Payments to the Seller;

(ii)           second, on any Business Day from and including the first Business Day of a calendar month to but excluding the Transaction Remittance Date in such calendar month, at the option of the Seller, the Base Servicing Fee payable with respect to a prior Collection Period for the Primary Portfolio Mortgage Loans to the Seller;

(iii)          third, on each Transaction Remittance Date, to the extent not previously paid to the Seller in accordance with clause (ii), any accrued and unpaid Base Servicing Fee in respect of the Primary Portfolio Mortgage Loans to the Seller;

(iv)          fourth, on each Transaction Remittance Date, pro rata, (A) to the Purchaser, any Primary Portfolio Excess Spread for the prior Collection Period (other than the portion thereof consisting of Primary Portfolio Termination Payments paid pursuant to the foregoing clauses); and (B) to the Seller, any Primary Portfolio Retained Spread for the prior Collection Period (other than the portion thereof consisting of Primary Portfolio Termination Payments paid pursuant to the foregoing clauses)); provided, however, that prior to the distribution to the Seller of any Primary Portfolio Retained Spread pursuant to clause (B), the Primary Portfolio Retained Spread shall be applied to the payment of any indemnity payments then due and payable by the Seller to the Purchaser or its related indemnified persons under Section 8.03; and

(v)           fifth, on each Transaction Remittance Date, to the Seller, any other amounts remaining on deposit in the Primary Spread Custodial Account.

(b)           All payments to the Purchaser shall be made by wire transfer of immediately available funds to an account designated by the Purchaser.

ARTICLE 6

SECONDARY PORTFOLIO COLLECTIONS AND REMITTANCES

Section 6.01          Secondary Portfolio Spread Custodial Account.  With respect to each Secondary Portfolio, the Seller shall establish a Secondary Portfolio Spread Custodial Account, which shall be an Eligible Account, not later than the initial Assignment Date for such Secondary Portfolio.  The Seller shall deliver to the Purchaser reasonable evidence of the establishment of such account upon request.  The Seller shall not pledge, obtain financing for or otherwise permit any Lien of any creditor of the Seller to exist on, any portion of the Secondary Portfolio Collections or the Seller’s interest in the Secondary Portfolio Spread Custodial Account without the prior written consent of the Purchaser.

Section 6.02          Deposits.  With respect to each Secondary Portfolio, the Seller shall deposit into the Secondary Portfolio Spread Custodial Account from time to time any and all Secondary Portfolio Collections received on or after the Transaction Settlement Date, in each case within two Business Days following receipt thereof.  The Seller shall direct each loan owner or master servicer to remit any Secondary Portfolio Termination Payments directly to the Secondary Portfolio Spread Custodial Account.

Section 6.03          Withdrawals and Remittances.

(a)           On each Business Day, the Seller shall withdraw from the Secondary Portfolio Spread Custodial Account the cash on deposit therein and pay such cash in the following amounts and order of priority, in each case subject to funds remaining available after giving effect to each payment having a higher priority:

(i)            first, from amounts in the Secondary Portfolio Spread Custodial Account attributable to Secondary Portfolio Termination Payments, pro rata, (A) the Secondary Portfolio Excess Spread Percentage of such Secondary Portfolio Termination Payments to the Purchaser, and (B) the Retained Excess Spread Percentage of such Secondary Portfolio Termination Payments to the Seller;

(ii)           second, on any Business Day from and including the first Business Day of a calendar month to but excluding the Transaction Remittance Date in such calendar month, at the option of the Seller, the Base Servicing Fee payable with respect to a prior Collection Period for the Secondary Portfolio Mortgage Loans to the Seller;

(iii)          third, on each Transaction Remittance Date, to the extent not previously paid to the Seller in accordance with clause (ii), any accrued and unpaid Base Servicing Fee in respect of the Secondary Portfolio Mortgage Loans to the Seller;

(iv)          fourth, on each Transaction Remittance Date, pro rata, (A) to the Purchaser, any Secondary Portfolio Excess Spread for the prior Collection Period (other than the portion thereof consisting of Secondary Portfolio Termination Payments paid pursuant to the foregoing clauses); and (B) to the Seller, any Secondary Portfolio Retained Spread for the prior Collection Period (other than the portion thereof consisting of Secondary Portfolio Termination Payments paid pursuant to the foregoing clauses)); provided, however, that prior to the distribution to the Seller of any Primary Portfolio Retained Spread pursuant to clause (B), the Primary Portfolio Retained Spread shall be applied to the payment of any indemnity payments then due and payable by the Seller to the Purchaser or its related indemnified persons under Section 8.03;

(v)           fifth, on each Transaction Remittance Date, to the Seller, any other amounts remaining on deposit in the Secondary Portfolio Spread Custodial Account.

(b)           All payments to the Purchaser shall be made by wire transfer of immediately available funds to an account designated by the Purchaser.

ARTICLE 7

SERVICING AND OTHER MATTERS

Section 7.01          Seller’s Duties With Respect to Servicing.

(a)           Effective on the Transaction Settlement Date for each Primary Portfolio, the Seller agrees for the benefit of the Purchaser to service the related Primary Portfolio Mortgage Loans and any Secondary Portfolio Mortgage Loans at all times substantially in accordance with the related Servicing Agreement, in the case of Non-Agency Mortgage Loans, or the applicable Guide, in the case of Agency Mortgage Loans.  In connection with the Primary Portfolio Mortgage Loans and Secondary Portfolio Mortgage Loans related to each Transaction, the Seller shall not, without the express written consent of Purchaser (which consent may be withheld in its absolute discretion), (a) terminate or amend any Servicing Rights, or (b) enter into any termination, modification, waiver or amendment of any applicable Servicing Agreement or its rights and duties under any applicable Guide insofar such termination, modification, waiver or amendment would be reasonably likely to adversely affect the interests of the Purchaser.

(b)           Under no circumstances shall the Purchaser be responsible for the servicing acts and omissions of the Seller or any other servicer or any originator of the Mortgage Loans, or for any servicing related obligations or liabilities of any servicer under the Servicing Agreements or the Guides or any Person under the Mortgage Loan Documents, or for any other obligations or liabilities of the Seller.

(c)           Upon the termination of the Seller as servicer or subservicer under any Servicing Agreement or Guide, the Seller shall remain liable to the Purchaser and the applicable loan owner or master servicer for all liabilities and obligations incurred by the Seller while the Seller was acting as the servicer or subservicer thereunder.

Section 7.02          Base Servicing Fees.  The Seller agrees that, notwithstanding the provisions of the applicable Servicing Agreements and Guides, as between the parties hereto, the Seller shall be entitled to servicing fees on the Primary Portfolio and any Secondary Portfolio only to the extent of the applicable Base Servicing Fee and only to the extent that funds available for the payment of such Base Servicing Fee are available in the Primary Portfolio Spread Custodial Account (in the case of the Primary Portfolio Mortgage Loans) or the Secondary Portfolio Spread Custodial Account (in the case of the Secondary Portfolio Mortgage Loans).  Under no circumstances shall the Purchaser be liable to the Seller for the payment of any Base Servicing Fee. If for any reason a sub-servicer or sub-sub-servicer is appointed with respect to any Primary Portfolio Mortgage Loan or Secondary Portfolio Mortgage Loan, the servicing fees and expenses of such sub-servicer or sub-sub-servicer shall be paid by the Seller from its own funds without right of reimbursement therefor, whether from Primary Portfolio Collections, Secondary Portfolio Collections, Primary Portfolio Termination Payments, Secondary Portfolio Termination Payments, the Primary Portfolio Spread Custodial Account, the Secondary Portfolio Spread Custodial Account, the Purchaser or otherwise.  The portion of the Base Servicing Fee relating to a Secondary Portfolio Mortgage Loan shall begin to accrue as of the commencement of the Collection Period in which the related Assignment Date occurs but in no event shall such portion accrue on any day on which the portion of the Base Servicing Fee relating to the Primary Portfolio Mortgage Loan in respect of which such Secondary Portfolio Mortgage Loan became a Secondary Portfolio Mortgage Loan also accrues.

Section 7.03          Reporting.  In connection with each Transaction, the Seller shall deliver to the Purchaser monthly reports, and afford the Purchaser access to information, at such times and in such form and substance as are set forth in the related Confirmation or as may reasonably be agreed between the Seller and the Purchaser.

Section 7.04          Certain Awards.  If an award of damages is received by the Seller or the Purchaser as a result of a judgment, settlement or arbitration (including payment pursuant to a guaranty of an obligor) pursuant to a breach by the seller under the Transaction Asset Purchase Agreement for any Transaction, then (i) if such breach had an adverse effect on the value of the Total Servicing Spread, then the Transaction Excess Spread Percentage of such award shall be distributed to the Purchaser or its designee promptly and the remainder of such award shall be retained by the Seller and (ii) if such breach did not have an adverse effect on the value of the Total Servicing Spread, the Seller shall be entitled to the entirety of such award.

ARTICLE 8

LIABILITIES OF THE SELLER

Section 8.01          Liability of the Seller.  The Seller shall be liable in accordance herewith only to the extent of the obligations specifically and respectively imposed upon and undertaken by the Seller herein.

Section 8.02          Merger or Consolidation of the Seller.

(a)           The Seller shall keep in full effect its existence, rights and franchises as an entity and maintain its qualification to service mortgage loans for each of Fannie Mae, Freddie Mac and HUD and comply with the laws of each State in which any Mortgaged Property is located to the extent necessary to protect the validity and enforceability of this Agreement, and to perform its duties under this Agreement.  The Seller shall keep in full effect its existence, rights and franchises as an entity.

(b)           Any Person into which the Seller may be merged, converted, or consolidated, or any Person resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that such successor shall have expressly assumed the duties of the Seller hereunder.

Section 8.03          Indemnification.

The Seller shall indemnify the Purchaser and its directors, officers, employees and agents and hold them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, fees and expenses that any of them may sustain by reason of the Seller’s (i) willful misfeasance, bad faith or negligence in the performance of its duties under this Agreement, any Servicing Agreement or any Guide, (ii) reckless disregard of its obligations or duties under this Agreement any Servicing Agreement or any Guide, or (iii) breach of its representations, warranties or covenants under this Agreement, any Servicing Agreement or any Guide.

ARTICLE 9

MISCELLANEOUS

Section 9.01          Notices.  All notices, requests, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given upon the delivery or mailing thereof, as the case may be, sent by registered or certified mail, return receipt requested:

(i)                                     if to the Seller:

PennyMac Loan Services, LLC
Attn: Director, Servicing Operations
6101 Condor Drive
Moorpark, CA 93021

With a copy to:

PennyMac Loan Services, LLC
Attn: General Counsel
6101 Condor Drive
Moorpark, CA 93021

(ii)                                  if to the Purchaser:

PennyMac Operating Partnership, L.P.
Attn: General Counsel
6101 Condor Drive
Moorpark, CA 93021

With copies to:

PennyMac Operating Partnership, L.P.
Attn:  General Counsel
6101 Condor Drive
Moorpark, CA 93021

and

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, California 92626

Attention: Charles Ruck and Scott Shean

or such other address as may hereafter be furnished to the other parties by like notice.

Section 9.02          Amendment.  Neither this Agreement, nor any terms hereof, may be amended, supplemented or modified except in an instrument in writing executed by the parties hereto.

Section 9.03          Entire Agreement.  This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.  The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

Section 9.04          Binding Effect; Beneficiaries.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.  No provision of this Agreement is intended or shall be construed to give to any Person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

Section 9.05          Headings.  The section and subsection headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the interpretation of any provisions hereof.

Section 9.06          Further Assurances.  The Seller agrees to execute and deliver such instruments and take such further actions as the Purchaser may, from time to time, reasonably request in order to effectuate the purposes and to carry out the terms of this Agreement.

Section 9.07          Governing Law.  This Agreement shall be construed in accordance with the substantive laws of the State of New York applicable to agreements made and to be performed entirely in such State, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.  The parties hereto intend that the provisions of Section 5-1401 of the New York General Obligations Law shall apply to this Agreement.

Section 9.08          Relationship of Parties.  Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties.  Without limiting the generality of the preceding statement, the servicing duties and responsibilities of the Seller shall be rendered by it as an independent contractor and not as an agent of the Purchaser.  The Seller shall have full control of all of its acts, doings, proceedings, relating to or requisite in connection with the discharge of its duties and responsibilities under this Agreement.

Section 9.09          Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

Section 9.10          No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of a party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 9.11          Exhibits.  The exhibits to this Agreement are hereby incorporated and made a part hereof and form integral parts of this Agreement.

Section 9.12          Counterparts.  This Agreement may be executed by the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

Section 9.13          WAIVER OF TRIAL BY JURY.

EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 9.14          LIMITATION OF DAMAGES.

NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, THE PARTIES AGREE THAT NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES WHATSOEVER, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), OR ANY OTHER LEGAL OR EQUITABLE PRINCIPLE, PROVIDED, HOWEVER, THAT SUCH LIMITATION SHALL NOT BE APPLICABLE WITH RESPECT TO ANY THIRD PARTY CLAIM MADE AGAINST A PARTY.

Section 9.15          SUBMISSION TO JURISDICTION; WAIVERS.

EACH PARTY HERETO HEREBY IRREVOCABLY (I) SUBMITS, FOR ITSELF IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE JURISDICTION OF ANY NEW YORK STATE AND FEDERAL COURTS SITTING IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY WITH RESPECT TO MATTERS ARISING OUT OF OR RELATING TO THIS AGREEMENT; (II) AGREES THAT ALL CLAIMS WITH RESPECT TO ANY ACTION OR PROCEEDING REGARDING SUCH MATTERS MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR

FEDERAL COURTS; (III) WAIVES, TO THE FULLEST POSSIBLE EXTENT, WITH RESPECT TO SUCH COURTS, THE DEFENSE OF AN INCONVENIENT FORUM; AND (IV) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

Section 9.16          Expense Reserve.

Notwithstanding anything in Section 8.03, in the event that counsel or independent accountants for a Protected REIT determine that there exists a material risk that any amounts due to the Seller or the Purchaser under Section 8.03 hereof would be treated as Nonqualifying Income for such Protected REIT upon the payment of such amounts to the Seller or the Purchaser, the amount paid to the Seller or the Purchaser, as the case may be, pursuant to this Agreement in any tax year shall not exceed the maximum amount that can be paid to the Seller or the Purchaser in such year without causing such Protected REIT to fail to meet the REIT Requirements for such year, determined as if the payment of such amount were Nonqualifying Income as determined by such counsel or independent accountants to such Protected REIT.  If the amount payable for any tax year under the preceding sentence is less than the amount which the Person obligated to make payment under Section 8.03 would otherwise be obligated to pay to the Seller or the Purchaser, as the case may be, pursuant to such Section 8.03 of this Agreement (the “Expense Amount”), then:  (1) such obligated Person shall place the Expense Amount into an escrow account (the “Expense Escrow Account”) using an escrow agent and agreement reasonably acceptable to the Seller or the Purchaser, as the case may be, and shall not release any portion thereof to the Seller or the Purchaser, as the case may be, and the Seller or the Purchaser, as the case may be, shall not be entitled to any such amount, unless and until the Seller or the Purchaser, as the case may be, delivers to such obligated Person, at the sole option of such Protected REIT, (i) an opinion (an “Expense Amount Tax Opinion”) of such Protected REIT’s tax counsel to the effect that such amount, if and to the extent paid, would not constitute Nonqualifying Income, (ii) a letter (an “Expense Amount Accountant’s Letter”) from such Protected REIT’s independent accountants indicating the maximum amount that can be paid at that time to the Seller or the Purchaser, as the case may be, without causing such Protected REIT to fail to meet the REIT Requirements for any relevant taxable year, or (iii) a private letter ruling issued by the IRS to such Protected REIT indicating that the receipt of any Expense Amount hereunder will not cause such Protected REIT to fail to satisfy the REIT Requirements (a “REIT Qualification Ruling” and, collectively with an Expense Amount Tax Opinion and an Expense Amount Accountant’s Letter, a “Release Document”); and (2) pending the delivery of a Release Document by the Seller or the Purchaser, as the case may be, to such obligated Person, the Seller or the Purchaser, as the case may be, shall have the right, but not the obligation, to borrow the Expense Amount from the Escrow Account pursuant to a loan agreement (an “Indemnity Loan Agreement”) reasonably acceptable to the Seller or the Purchaser, as the case may be, that (i) requires such obligated Person to lend the Seller or the Purchaser, as the case may be, immediately available cash proceeds in an amount equal to the Expense Amount (an “Indemnity Loan”), and (ii) provides for (A) a commercially reasonable interest rate and commercially reasonable covenants, taking into account the credit standing and profile of the Seller or the Purchaser, as the case may be, or any guarantor of the Seller or the Purchaser, as the case may be, including such Protected REIT, at the time of such Indemnity Loan, and (B) a 15 year maturity with no periodic amortization.

IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

PENNYMAC LOAN SERVICES, LLC
(Seller)

By:	/s/ Anne D. McCallion
Name:	Anne D. McCallion
Title:	Vice President, Finance

PENNYMAC OPERATING PARTNERSHIP, L.P.
(Purchaser)

By PennyMac GP OP, Inc., its General Partner

By:	/s/ Stanford L. Kurland
Name:	Stanford L. Kurland
Title:	Chief Executive Officer

EXHIBIT A

(Form of Confirmation)

CONFIRMATION

OF SPREAD ACQUISITION TRANSACTION UNDER
MASTER SPREAD ACQUISITION AND MSR SERVICING AGREEMENT

PARTIES:                                       PennyMac Loan Services, LLC (Seller)

PennyMac Operating Partnership, L.P. (Purchaser)

DATE:                                                                                       ,

RE:                                                                           Spread Acquisition — Pool No. [      ]

The purpose of this letter agreement is to confirm the terms and conditions of the Transaction entered into between PennyMac Loan Services, LLC and PennyMac Operating Partnership, L.P. on the Transaction Settlement Date specified below.  This letter agreement is a “Confirmation” as described in the Master Spread Acquisition and MSR Servicing Agreement specified in paragraph 1 below.

The definitions and provisions contained in the Master Agreement are incorporated into this Confirmation.  In the event of any inconsistency between the Master Agreement and this Confirmation, this Confirmation will govern.  Capitalized terms used herein and not otherwise defined have the meanings set forth in the Master Agreement.

1.             This Confirmation supplements, forms part of and is subject to the Master Spread Acquisition and MSR Servicing Agreement dated as of February 1, 2013, between PennyMac Loan Services, LLC, as seller, and PennyMac Operating Partnership, L.P., as purchaser, , as amended and supplemented from time to time (the “Master Agreement”).  All provisions contained in the Master Agreement govern this Confirmation except as expressly modified below.

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2.             The terms of the Transaction to which this Confirmation relates are as follows:

Primary Portfolio:	As set forth in Schedule I hereto.

Transaction Settlement Date:	, 20 .

Transaction Base Servicing Fee Rate:	[ ] basis points (per annum)

Transaction Remittance Date:	[ ]th day of each month

Transaction Purchase Price Percentage:	%

Transaction Excess Spread Percentage:	%

Transaction Asset Purchase Agreement:

Transaction Threshold Percentage:	[ %]

Allowed Retention Percentage:	As set forth opposite the applicable Excess Refinancing Percentage in the following table:

Table of Allowed Retention Percentage

Range of Excess Refinancing Percentages	Allowed Retention Percentage

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Accepted and confirmed as of the date first written above:

SELLER:	PENNYMAC LOAN SERVICES, LLC

By:
Name:
Title:

PURCHASER:	PENNYMAC OPERATING PARTNERSHIP, L.P.

By PennyMac GP OP, Inc., its General Partner

By:
Name:
Title:

SCHEDULE I

TO CONFIRMATION DATED                     , 20

UNDER THE MASTER SPREAD ACQUISITION AND
MSR SERVICING AGREEMENT DATED AS OF FEBRUARY 1, 2013

EXHIBIT B

(Form of Assignment)

PennyMac Loan Services, LLC (the “Transferor”), hereby assigns, conveys and otherwise transfers to PennyMac Operating Partnership, L.P. (the “Transferee”) all of the Transferor’s right, title and interest in, to and under the [Primary][Secondary] Portfolio Excess Spread for the residential mortgage loans set forth in Annex A attached hereto.  Capitalized terms used and not defined in this instrument have the meanings assigned to them in the Master Spread Acquisition and MSR Servicing Agreement dated as of February 1, 2013, between PennyMac Loan Services, LLC and PennyMac Operating Partnership, L.P., as supplemented and amended by the Confirmation dated           , between such parties.

If the conveyance of such [Primary][Secondary] Portfolio Excess Spread is characterized by a court or governmental authority as security for a loan rather than an absolute transfer or sale, the Transferor will be deemed to have granted to the Transferee, and the Transferor hereby grants to the Transferee, a security interest in all of its right, title and interest in, to and under such [Primary][Secondary] Portfolio Excess Spread and all proceeds thereof as security for a loan in an amount equal to the value of such [Primary][Secondary] Excess Spread.

PENNYMAC LOAN SERVICES, LLC
(Transferor)

By:
Name:
Title:

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EXHIBIT C

(Representations and Warranties of the Seller)

(a)           Due Organization and Good Standing.  The Seller is duly organized, validly existing and in good standing as a limited liability company under the laws of the State of Delaware and has the power and authority to own its assets and to transact the business in which it is currently engaged.

(b)           No Violation of Organizational Documents or Agreements.  The execution and delivery of this Agreement by the Seller, and the performance and compliance with the terms of this Agreement by the Seller, will not violate the Seller’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which the Seller is a party or which is applicable to it or any of its assets.

(c)           Full Power and Authority.  The Seller has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

(d)           Binding Obligation.  This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Seller, enforceable against the Seller in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

(e)           No Violation of Law, Regulation or Order.  The Seller is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or, to the Seller’s knowledge, any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Seller’s good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Seller to perform its obligations under this Agreement or the financial condition of the Seller.

(f)            No Material Litigation.  No litigation is pending or, to the best of the Seller’s knowledge, threatened against the Seller that, if determined adversely to the Seller, would prohibit the Seller from entering into this Agreement or that, in the Seller’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Seller to perform its obligations under this Agreement or the financial condition of the Seller.

(g)           No Consent Required.  Any consent, approval, authorization or order of any court or governmental agency or body required under federal or state law for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the consummation of the transactions contemplated by this Agreement has been obtained and is

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effective except where the lack of consent, approval, authorization or order would not have a material adverse effect on the performance by the Seller under this Agreement.

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EXHIBIT D

(Representations and Warranties of the Purchaser)

(a)           Due Organization and Good Standing.  The Purchaser is duly organized, validly existing and in good standing as a limited partnership under the laws of the State of Delaware and has the power and authority to own its assets and to transact the business in which it is currently engaged.

(b)           No Violation of Organizational Documents or Agreements.  The execution and delivery of this Agreement by the Purchaser, and the performance and compliance with the terms of this Agreement by the Purchaser, will not violate the Purchaser’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which the Purchaser is a party or which is applicable to it or any of its assets.

(c)           Full Power and Authority.  The Purchaser has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

(d)           Binding Obligation.  This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

(e)           No Violation of Law, Regulation or Order.  The Purchaser is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or, to the Purchaser’s knowledge, any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Purchaser’s good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Purchaser to perform its obligations under this Agreement or the financial condition of the Purchaser.

(f)            No Material Litigation.  No litigation is pending or, to the best of the Purchaser’s knowledge, threatened against the Purchaser that, if determined adversely to the Purchaser, would prohibit the Purchaser from entering into this Agreement or that, in the Purchaser’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Purchaser to perform its obligations under this Agreement or the financial condition of the Purchaser.

(g)           No Consent Required.  Any consent, approval, authorization or order of any court or governmental agency or body required under federal or state law for the execution, delivery and performance by the Purchaser of or compliance by the Purchaser with this

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Agreement or the consummation of the transactions contemplated by this Agreement has been obtained and is effective except where the lack of consent, approval, authorization or order would not have a material adverse effect on the performance by the Purchaser under this Agreement.

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